Exhibit (c) (10)

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May 22, 2013 PROJECT HEAT DISCUSSION MATERIALS PRIVILEGED AND CONFIDENTIAL

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AGENDA TRANSACTION OVERVIEW FINANCIAL ASSUMPTIONS MARKET UPDATE FINANCIAL ANALYSIS APPENDIX

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TRANSACTION OVERVIEW

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SUMMARY OF TRANSACTION TERMS Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year (1) Based on 23.5mm basic shares outstanding; approximately 0.5mm restricted stock units and dilutive effect of in-the-money stock options (1.662mm gross options outstanding) as of May 22, 2013 (2) Based on EBITDA of $102mm for the twelve month period ending April 28, 2013 derived from management’s estimates for Q1 -FY2013 and the public filings (3) Based on LRP EBITDA estimate of $115mm for 2013E

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TRANSACTION OVERVIEW MANAGEMENT LRP IBES CONSENSUS ($ in millions, except per share data) Source: Company filings, FactSet; market data as of May 21, 2013; balance sheet data as of April 28, 2013 derived from management’s estimates for Q1 -FY2013 Notes: Based on 23.5mm basic shares outstanding; approximately 0.5mm restricted stock units and dilutive effect of in-the-money stock options (1.662mm gross options outstanding) as of May 22, 2013. Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

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FINANCIAL ASSUMPTIONS

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SUMMARY OF THE LRP PREPARED BY MANAGEMENT REVENUES GROSS MARGIN The LRP forecast was recently updated by management and shows continued topline growth and margin expansion, driving 20%+ EPS growth EBITDA EPS Source: Management’s Long Range Plan. Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

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CONSOLIDATED EBITDA BRIDGE FOR FY2013E-FY2014E BASED ON LRP Source: Company management Note: Financial results for a stated year represent financials for the 12-month period ending January 31 of the following year. Gross profit effect of various changes calculated by holding other relevant variables constant (A) – (C) Gross profit for US stores increased by $69.5mm (A) $9.9mm due to an increase in comp store sales of 2.7% or $25.6mm (B) $54.2mm due to an increase in new store sales of $140.5mm (C) $5.5mm due to gross margin expansion (D) EBITDA for e-commerce increased by $3.0mm (E) SG&A (excluding e-commerce and stock-based compensation) increased by $36.7mm (F) Stock based compensation (“SBC”) dropped by $2.1mm, from $12.8mm to $10.7mm, as a result of the shift to cliff vesting ($ in millions) US STORES E-COMM SG&A FY2104E EBITDA growth of 33% is significantly higher compared to other projection years, below is a summary of the components of the EBITDA bridge from FY2013E to FY2014E

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REVENUE BRIDGE BASED ON THE LRP Growth in the LRP is based on: 3% comp store sales assumption Continued expansion in the number of units in the US (consistent with current levels) Delayed expansion in Canada Launch of eCommerce by FY2013 Source: Management Financial Projections. Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. % of revenues: COMPARABLE STORE SALES ASSUMPTIONS NEW STORE OPENINGS E-COMMERCE REVENUES REVENUE BRIDGE Source: Management’s Long Range Plan. Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year.

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LRP INCOME STATEMENT Source: Management’s current Long Range Plan. Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. (US$ in millions, except per share amounts)

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MARKET UPDATE

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HEAT SHARE PRICE PERFORMACE Source: Factset market data as of May 21, 2013 Notes: Growth Teen Peers include: ZUMZ and TLYS; Other Teen Peers include: ANF, ARO and AEO; Mid-Cap Specialty Retail Peers include BEBE, CMRG, CATO, CBK, CTRN, DEST, HOTT, JOSB, PSUN and WTSLA; High Growth Retail Peers include LULU, UA, FRAN, VRA, TUMI and FOSL; Off-Price Peers include: ROST, ASNA and TJX Sept 25, 2012 Apax’ initial proposal at $38.00-$39.00/share Nov 29, 2012 Apax’ revised proposal at $40.00/share Dec 2, 2012 Apax’ last (verbal) proposal at $40.50/share Apr 18, 2013 Apax’s updated proposal at $42.00/share Jan 22, 2013 Termination of discussions Sept 25—Jan 22 Apax initial discussions Mar 22, 2013 (Q4 ‘12) Comp of 0.7% missed consensus of 1.0% EPS of $0.65 beat consensus of $0.63 Stock price declined (2.6%) Nov 29, 2012 (Q3 ‘12) Comp of 0.2% missed consensus of 1.5% EPS of $0.41 beat consensus of $0.40 Stock price declined (4.0%) Aug 24, 2012 (Q2 ‘12) Comp of 0.5% missed consensus of 2.0% EPS of $0.36 beat consensus of $0.34 Stock price declined (6.9%) May 24, 2012 (Q1 ‘12) Comp of 1.7% beat consensus of 1.5% EPS of $0.46 beat consensus of $0.43 Stock price increased 6.5% Apr 29, 2013 Bloomberg article mentioning Heat as LBO candidate Stock increased 2.0% May 17, 2013 Apax’s final proposal at $42.00/share

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COMPARATIVE STOCK PRICE PERFORMANCE Heat S&P 500 ANF ARO AEO ZUMZ TLYS Sept 25, 2012 Apax’s initial proposal at $38.00- $39.00/share Nov 29, 2012 Apax’s revised proposal at $40.00/share Apr 18, 2013 New Apax proposal at $42.00/share Jan 22, 2013 Termination of discussions Dec 2, 2012 Apax verbal proposal at $40.50/share Sept 25—Jan 22 Apax initial discussions Source: Factset market data as of May 21, 2013 Notes: Growth Teen Peers include: ZUMZ and TLYS; Other Teen Peers include: ANF, ARO and AEO; Mid-Cap Specialty Retail Peers include BEBE, CMRG, CATO, CBK, CTRN, DEST, HOTT, JOSB, PSUN and WTSLA; High Growth Retail Peers include LULU, UA, FRAN, VRA, TUMI and FOSL; Off-Price Peers include: ROST, ASNA and TJX May 24, 2012 Q1 ‘12 Earnings release Aug 24, 2012 Q2 ‘12 Earnings release Nov 29, 2012 Q3 ‘12 Earnings release Mar 22, 2013 Q4 ‘12 Earnings release May 17, 2013 Apax’s final proposal at $42.00/share

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COMPARATIVE STOCK PRICE AND P/E VALUATION PERFORMANCE OF SELECT PEERS (1) (1) Source: Factset as of May 21, 2013 Notes: (1) Composite index is based on 50% American Eagle, 25% Tilly’s and 25% Zumiez (2) Rolling P/E based on next twelve month projected earnings based on IBES consensus estimates (2) (2) Indexed Stock Performance 2013E P/E Multiple Sept 25, 2012 Apax’ initial proposal at $38.00- $39.00/share Nov 29, 2012 Apax’ revised proposal at $40.00/share Dec 2, 2012 Apax verbal proposal at $40.50/share Apr 18, 2013 Apax’ updated proposal at $42.00/share Jan 22, 2013 Termination of discussions Sept 25—Jan 22 Apax initial discussions May 17, 2013 Apax’s final proposal at $42.00/share

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FINANCIAL PROJECTIONS FOR 1Q2013 Source: Company Management, Factset Notes: (1) Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. Chart scales are adjusted to show variability of various financial metrics Current LRP Consensus Median FINANCIAL PROJECTIONS FOR FY2013(1) COMPARISON OF LRP & CONSENSUS ESTIMATES

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FINANCIAL ANALYSIS

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SUMMARY OF FINANCIAL ANALYSIS Source: Management’s Long Range Plan Notes: Values and market data as of May 21, 2013, rounded to the nearest 25 cents. Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. Based on 23.5mm basic shares outstanding; approximately 0.5mm restricted stock units and dilutive effect of in-the-money stock options (1.662mm gross options outstanding) as of May 21, 2013. For DCF, blue bar represents value range based on reference exit multiple range of 5.0x—6.0x; red line represents the DCF value that would result using an illustrative 6.0x -7.0x exit multiple range Current Price: $34.50 Apax Proposal : $42.00 (22% premium to price on 5/21) Precedent Premiums Precedent Transactions LBO Trading Range Analyst Estimates Trading Valuation DCF (excl. synergies) M&A Valuation (US$ per share) 7.0x 6.0x 5.0x Terminal Multiple: 6.0x $52.50 $43.50

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EQUITY RESEARCH PRICE TARGETS Source: Wall Street Research Notes: Market Data as of May 21, 2013 CURRENT RECOMMENDATION The median analyst price target for Heat suggests 1.4% downside to current trading levels. The majority of the companies covered by the analysts who cover Heat are mature retail companies vs. high growth operators, which is the same case for another high growth company, Lululemon

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ILLUSTRATIVE SHARE PRICE TRAJECTORY Based on Price / NTM EPS Multiple of 15.9x / 16.2x Source: FactSet, Management’s Current Long Range Plan Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. Analysis based on assumed share buybacks using the available excess cumulative cash of $177mm generated between FY2014-FY2016. Share buybacks assumed at 5% premium to estimated share prices at the end of fiscal years 2014, 2015 and 2016, based on applying the respective NTM P/E ratio to estimated earnings per share (pro forma for share buybacks) in the future periods. (1) Based on estimated future share prices (US$ per share) If Heat retains its current P/E multiple and achieves its earnings forecast, its stock price will have exceeded the Apax offer by late 2013 If Heat’s multiple increases to the midpoint of the reference range, the (red) line shows the pro forma stock price It is important to note that the projected share prices on this graph could be significantly reduced if the share price falls as a result of the Company’s upcoming Q1 earnings announcement Current (5/21/2013)

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PUBLIC TRADING COMPARABLES EV / 2013E EBITDA P / 2013E EPS Source: Company Filings, Factset market data as of May 21, 2013 Note: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year Growth Teen Peers Mid-Cap Specialty Peers Large-Cap Specialty Peers High Growth Peers Off Price Peers Other Teen Peers

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PUBLIC TRADING COMPARABLES EV / 2014E EBITDA P / 2014E EPS Source: Company Filings, Factset market data as of May 21, 2013 Note: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year Growth Teen Peers Mid-Cap Specialty Peers Large-Cap Specialty Peers High Growth Peers Off Price Peers Other Teen Peers

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DISCOUNTED CASH FLOW ANALYSIS Source: Management’s Long Range Plan Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. Mid-year convention is applied. Stock based compensation expense is not added back for unlevered free cash flows in order to capture the value of management compensation. Future values discounted to May 21, 2013. (1) Based on change in Other Current Assets, Deferred Rent and Deferred Tax Liabilities (US$ in MM, except per share amounts)

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RELEVANT SECTOR TRANSACTIONS SPECIALTY BRANDED APPAREL & ACCESSORIES—EV / LTM EBITDA OTHER RETAIL – EV / LTM EBITDA ($ in millions) Source: Company filings, Wall Street research

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PREMIUMS PAID ANALYSIS; US TARGETS, 2002—PRESENT GO-PRIVATE TRANSACTIONS (DEAL VALUE GREATER THAN $100 MM) ALL TRANSACTIONS (DEAL VALUE BETWEEN $500—$1,500 MM) Source: Dealogic, Capital IQ

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TEEN RETAILERS EARNINGS REACTION Source: Factset market data as of May 21, 2013 ZUMZ Oct 31, 2012 (Q3 ‘12) Comp of 3.7% missed consensus of 4.4% EPS of $0.51 missed consensus of $0.53 Stock price declined (4.8%) TLYS Nov 21, 2012 (Q3 ‘12) Comp of 1.9% missed consensus of 4.8% EPS of $0.30 in line with consensus Stock price declined (17.2%) AEO Mar 06, 2013 (Q4 ‘12) Comp of 4.0% missed consensus of 5.0% EPS of $0.55 missed consensus of $0.56 Stock price declined (10.1%) ANF Feb 22, 2013 (Q4 ‘12) Comp of (4.0%) missed consensus of (3.3%) EPS of $2.01 beat consensus of $1.95 Stock price declined (4.5%) ANF Aug 01, 2012 (Q2 ‘12) Comp of (10.0%) missed consensus of (5.0%) EPS of $0.19 missed consensus of $0.34 Stock price declined (15.0%) ANF May 16, 2012 (Q1 ‘12) Comp of (5.0%) missed consensus of (0.9%) EPS of $0.03 beat consensus of $0.32 Stock price declined (13.0%) ARO Jan 10, 2013 (Q4 ‘12) Comp of (9.0%) missed consensus of (2.0%) EPS of $0.24 missed consensus of $0.41 Stock price declined (1.0%) ARO Aug 01, 2012 (Q2 ‘12) Comp of (1.0%) missed consensus of 2.5% EPS of $0.00 missed guidance of $0.03 – $0.05 Stock price declined (32.0%) ANF Nov 14, 2012 (Q3 ‘12) Comp of (3.0%) beat consensus of (10.0%) EPS of $0.87 beat consensus of $0.60 Stock price increased 34.4%

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SENSITIVITY OF OFFER PREMIUM TO VARIOUS HEAT STOCK PRICES STREET CONSENSUS VS. ACTUAL (Q1-FY2013) Heat has historically outperformed management EPS guidance in 12 of the last 13 quarters COMP STORE SALES GROWTH Source: Company management, broker median consensus estimates (Janney, Wells Fargo, Jefferies, BAML, Avondale) APAX OFFER PREMIUM AT VARIOUS PRICES EPS

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LEVERAGED BUYOUT ANALYSIS TRANSACTION SUMMARY Acquisition at $47.10, at 36.5% premium to the stock price of $34.50 on 5/21/2013 Price representing the 20.0% IRR, midpoint of LBO valuation range Total leverage of 7.7x LTM EBITDA (7.8x EBITDAR) 5.2x Term Loan at LIBOR + 350 bps 2.5x Subordinated Debt at 7.0% Assumes a “management promote” equivalent to 7.5% of incremental equity value created Assumes minimum cash requirement of $25 million Transaction date as of 7/31/2013 SOURCES AND USES PURCHASE PRICE SUMMARY ILLUSTRATIVE RETURNS SENSITIVITY PRICE (1) LEVERAGE (2) Source: Management’s Long Range Plan Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. IRR valuation range as of May 21, 2013 (1) Assuming 7.7x leverage (2) Assuming 5.5x exit multiple (3) Based on values discounted to May 21, 2013, midpoint representing 20% IRR (US$ in MM, except per share amounts)

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LEVERAGED BUYOUT ANALYSIS SUMMARY FINANCIAL PROJECTIONS DEBT PAYDOWN AND CREDIT STATISTICS Source: Management’s Long Range Plan Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. Stock based compensation expense is added back for unlevered free cash flows, however, assumes 7.5% management promote

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VALUATION SENSITIVITY BASED ON COMPARABLE STORE SALES GROWTH DISCOUNTED CASH FLOW ANALYSIS LEVERAGED BUYOUT ANALYSIS Source: Management’s Long Range Plan Notes: Valuation as of May 21, 2013. DCF valuation based on discount range of 12.0%-14.0% and terminal exit multiple range of 5.0x-6.0x trailing EBITDA. LBO valuation based on IRR range of 17.5%-22.5%, leverage of 7.7x LTM EBITDA, and terminal exit multiple range of 5.0x-6.0x trailing EBITDA MIDPOINT DIFFERENCE OF CURRENT VS. SENSITIVITY MIDPOINT DIFFERENCE OF CURRENT VS. SENSITIVITY

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APPENDIX

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Source: Company filings, FactSet; Data as of May 21, 2013 Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year ($ in millions, except per share data) ANALYSIS AT VARIOUS PRICES

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EVOLUTION OF QUARTERLY COMP STORE SALES EVOLUTION OF COMP STORE SALES In the first two quarters following its IPO, Heat posted comp store sales levels consistent with high growth peers Since August 2010, the Company experienced a deceleration in comp store sales Source: Company Filings Note: Aeropostale comp sales growth results excluding the impact of e-commerce sales

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WALL STREET RESEARCH PERSPECTIVES ON THE TEEN SECTOR Source: Factset as May 21, 2013, Bloomberg, Wall Street Research Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

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LRP CAPEX SCHEDULE Source: Management’s current Long Range Plan. Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. (US$ in millions)

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WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS ASSET BETA ANALYSIS WACC ANALYSIS Source: Bloomberg, Company Filings, Market data as of May 21, 2013 Notes: (1) 5 year unadjusted beta (2) Assumes 40% tax rate for peers (3) Based on yield on 10-Year U.S. Government Bond as of May 21, 2013 (4) Based on 2012 Ibbotson Report (5) Assumed weighted-average cost of refinanced debt

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COMPARABLE COMPANY ANALYSIS – KEY METRICS Source: Company Filings, Factset market data as of May 21, 2013 Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

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COMPARABLE COMPANY ANALYSIS – KEY METRICS (CONT’D) Source: Company Filings, Factset market data as of May 21, 2013 Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

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